Exhibit 16

September 14, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 14, 2009, of Owens Mortgage Investment Fund, a California Limited Partnership and are in agreement with the statements contained in the first through third paragraphs of Item 4.01 therein as it relates to Moss Adams LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Moss Adams LLP
San Francisco, California